UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):  March 16, 2015

GSI Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33387	77-0398779
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer Identification
incorporation)		No.)

1213 Elko Drive

Sunnyvale, California  94089

(Address of principal executive offices)

Registrant’s telephone number, including area code:
(408) 331-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)               Election of Directors

The Board of Directors (the “Board”) of GSI Technology, Inc. (the “Company”) appointed E. Thomas Hart and Jack A. Bradley to fill two newly-created positions on the Board, effective March 16, 2014.  The Board consists of seven directors, all of whom are elected annually.  Messrs. Hart and Bradley will stand for re-election at the Company’s annual meeting of stockholders in 2015.  The Board has not yet determined which of its standing committees Messrs. Hart and Bradley will join.

Mr. Hart currently serves as non-executive Chairman of the Board of QuickLogic Corporation, a Nasdaq-listed fabless semiconductor company that designs, markets and supports semiconductor and software algorithm solutions primarily for manufacturers of mobile, consumer and enterprise communication products.  Mr. Hart previously served as QuickLogic’s President and Chief Executive Officer from June 1994 to March 2009, its Chairman and Chief Executive Officer from March 2009 to January 2011 and its Executive Chairman from January 2011 to January 2014.  Prior to joining QuickLogic, Mr. Hart held senior management positions in operations, engineering, sales and marketing with several semiconductor companies, including National Semiconductor Corporation and Motorola, Inc.  Mr. Hart also currently serves as Chairman of the Board of the Silicon Valley Chapter of the Association for Corporate Growth and is a Board Leadership Fellow of the National Association of Corporate Directors.  Mr. Hart holds a B.S. degree in Electrical Engineering from the University of Washington.

Mr. Bradley has over 30 years’ experience in executive management positions with public and private companies engaged in the software, systems and semiconductor industries.  Mr. Bradley is currently a partner at David Powell Financial Services, providing financial consulting and advisory services.  From February 2006 through March 2013, Mr. Bradley served as Chief Executive Officer of Packet Design, Inc., a venture capital-funded company that developed and marketed analytic management systems for data communications and that was sold to private equity investors in 2013.  Prior to joining Packet Design, Mr. Bradley held senior operational and financial management positions with several networking and communications companies, including Cisco Systems, Inc. (General Manager of Video Internet Services Business Unit), 3Com Corporation (Vice President and General Manager, International Division), and Bridge Communications, Inc. (Chief Financial Officer).  Mr. Bradley holds a B.S. degree in Accounting from the University of San Francisco.

Messrs. Hart and Bradley will receive compensation in accordance with the Company’s policy for the compensation of non-employee directors, as adopted by the Board from time to time (the “Policy”).  The current Policy is described in the Company’s definitive proxy statement for its annual meeting of stockholders held on August 21, 2014, which was filed with the Securities and Exchange Commission on July 16, 2014 and is available at http://www.sec.gov.  In accordance with the Policy, Messrs. Hart and Bradley were each granted options to purchase 10,000 shares of the Company’s common stock.  Such grants will be effective on March 19, 2015 (the “Effective Date”), will have exercise prices equal to the closing sale price of a share of the common stock, as quoted on the Nasdaq Global Market, on the Effective Date and will vest in three equal annual installments, beginning on the first anniversary of the Effective Date.  Additionally, Messrs. Hart and Bradley will each enter into the standard indemnification agreement made available to all of the Company’s directors.

Item 8.01                   Other Events

On March 17, 2015, the Company issued a press release regarding the appointment of Messrs. Hart and Bradley to the Company’s Board of Directors, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01                   Financial Statements and Exhibits.

(d)               Exhibits

Exhibit No.	Description
99.1	Press Release of GSI Technology, Inc. dated March 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2015

GSI Technology, Inc.

	By:	/s/ Douglas M. Schirle
Douglas M. Schirle
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release of GSI Technology, Inc. dated March 17, 2015